Exhibit 99.1

For Immediate Release	Contact: Kevin Geary
November 1, 2012	Office: (610) 755-7057
kgeary@entercom.com

Entercom Announces General Counsel and Executive

Vice President Jack Donlevie Will Retire in 2015

Entercom Promotes Andrew Sutor to

Senior Vice President and General Counsel

Bala Cynwyd, PA – Entercom announced today that General Counsel and Executive Vice President Jack Donlevie would retire from the company in 2015 and step down as General Counsel effective January 1, 2013. Donlevie will maintain his current position as Executive Vice President and continue to work full-time for Entercom on a broad spectrum of issues, gradually scaling down his responsibilities until his retirement date. In this transition, Andrew Sutor, Entercom’s current Vice-President and Corporate Counsel, will be promoted to Senior Vice President and General Counsel, effective January 1, 2013.

Donlevie joined Entercom in 1984 as Vice President-Legal and Administrative, serving in that position from 1984 to 1989. In 1989, he was promoted to his current position as Executive Vice President and General Counsel. At that time, he was also appointed as a director of Entercom’s Board. He earned a B.S. in Engineering from Drexel University and earned his J.D. from Temple University School of Law.

“Entercom wouldn’t be the company it is today without the wisdom and hard work of Jack Donlevie,” said Entercom President and CEO David Field. “Jack has been a pillar of this organization for the past 28 years. We will miss his thoughtful and invaluable counsel, his unimpeachable integrity, his can-do spirit, his fundamental decency, and his tireless and devoted work ethic.”

“I am also pleased to announce we will have a seamless transition with the promotion of Andrew Sutor to Senior Vice President and General Counsel of Entercom. Andrew has worked side-by-side with Jack these past ten years. He is a great lawyer, a creative problem-solver, a strong leader, and a terrific choice to fill these important shoes,” added Field.

Prior to joining Entercom in 2002, Andrew Sutor was an associate in the Business Law Department of Saul Ewing, LLP, based in Philadelphia. He has a J.D. from the Villanova University School of Law and a B.A. in both Economics and Political Science from the University of Pennsylvania.

“I am excited to begin the transition to the next phase of my life. When this transition is complete, I will have served Entercom for over 30 years. It is an honor to have been a part of the growth of Entercom from a relatively small private company to a significant public company with a national broadcasting presence,” said Jack Donlevie.

“I have worked alongside Joe and David Field to build Entercom into a company to be proud of. I cannot imagine a better place to work or better people to work with. It is a great comfort to know that Andrew Sutor will be taking over as General Counsel of Entercom. Our ten years working together has given me the confidence to know that the company will be in good legal hands. I will always be a part of Entercom and Entercom will always be a part of me,” added Donlevie.

Andrew Sutor also commented on his promotion, “I am proud to be part of the Entercom team and honored by this promotion. Entercom is an amazing forward-thinking company, and I look forward to building on Jack’s legacy.”

About Entercom

Entercom Communications Corp. (NYSE: ETM), led by President and CEO David Field, is one of the largest radio broadcasting companies in the United States, with a nationwide portfolio of over 100 stations in 23 markets, including San Francisco, Boston, Seattle, Denver, Portland, Sacramento and Kansas City.

Known for developing unique and highly successful locally programmed stations, Entercom is home to some of radio’s most distinguished brands and compelling personalities. The company is also the radio broadcast partner of the Boston Red Sox, Boston Celtics, Buffalo Bills, Buffalo Sabres, Kansas City Royals, Memphis Grizzlies, New Orleans Saints, New Orleans Hornets, Oakland Athletics and San Jose Sharks.

Entercom focuses on creating effective multi-platform marketing solutions for its customers, incorporating the company’s audio, digital and experiential assets. Additionally, the company has a long-standing commitment to responsible corporate citizenship and environmental stewardship. Entercom stations play a vital, hands-on role in improving their communities, providing over $100 million in annual support for local charitable organizations.

The company’s radio stations have received numerous awards, including multiple Edward R. Murrow Awards for excellence in broadcast journalism, as well as the National Association of Broadcasters (NAB) Marconi Award for excellence in radio broadcasting. In 2012, Entercom was named by Information Week as one of the Top 500 Technology Innovators in the United States.

Follow Entercom on Twitter by clicking here